Exhibit 35.1
  ALLY BANK
200 West Civic Center Drive
Sandy, Utah 84070

As of December 31, 2021

Deutsche Bank Trust Company Americas	BNY Mellon Trust of Delaware
As Indenture Trustee	As Owner Trustee
Attn: Ronaldo Reyes	Attn: Corporate Trust Office
1761 East St. Andrew Place	Kristine Gullo
Santa Ana, CA 92705	301 Bellevue Parkway, 3rd Floor
Wilmington, DE 19809

Copy To:

The Bank of New York Mellon Trust, N.A.	Ally Auto Assets LLC
Attn: Structured Finance Services	Ally Bank
Darnella Tinnel-Crawford	Attn: Elliot Kahan
2 North LaSalle Street, Suite 700	601 S. Tryon Street
Chicago, IL 60602	Charlotte, North Carolina 28202

Re:	Ally Auto Receivables Trust 2019-1
Annual Statement as to Compliance

Ladies and Gentlemen:

Reference is made to Section 4.01 of the Servicing Agreement (the “Servicing Agreement”) dated as of February 13, 2019 between Ally Bank, Ally Auto Assets LLC, and Ally Auto Receivables Trust 2019-1.

The undersigned does hereby certify that:

a.	A review of the activities of the Servicer during the period of January 1, 2021 through December 31, 2021, and of its performance under the Servicing Agreement has been made under his supervision, and

b.	To the best of his knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement throughout such period.

Very truly yours,

/s/ David J. DeBrunner
David J. DeBrunner
Controller & Chief Accounting Officer